Exhibit (g)(1)(v)

AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

THIS AMENDMENT to the Custodian Services Agreement, dated as of April 27, 2015 (the “Amendment”) is being entered into by and among Pacific Funds Series Trust, a Delaware statutory trust formerly named Pacific Life Funds (the “Trust”) and The Bank of New York Mellon, successor in assignment to PFPC Trust Company (“Custodian”).

WHEREAS, the Trust (under its former name, Pacific Life Funds) and Custodian (collectively, the “Parties”) entered into a Custodian Services Agreement dated June 20, 2001, as amended (collectively the “Agreement”); and

WHEREAS, the Parties to the Agreement desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.	Any and all references to “Pacific Life Funds” in the Agreement are hereby replaced with “Pacific Funds Series Trust.”

2.	The prior Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto and incorporated herein by reference, as may be amended from time to time.

3.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

By: /s/ Anthony Ong

Name: Anthony Ong

Title: Vice President

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary